Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169766, 333-162222, 333-153672, 333-140066, and 333-126743 on Form S-8, and Registration Statement No. 333-162221 on Form S-3 of our report dated September 15, 2011, relating to the consolidated financial statements of Diamond Foods, Inc., and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2011.

/s/ Deloitte & Touche LLP

San Francisco, California

September 15, 2011